Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
TDW - Q4 2016 Tidewater Inc Earnings Call

EVENT DATE/TIME: MAY 26, 2016 / 03:00PM GMT

OVERVIEW:
Co. reported 4Q16 net loss of $81.8m or $1.74 per share.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc. - EVP and Chief IR Officer

Jeff Platt Tidewater Inc. - President and CEO

Quinn Fanning Tidewater Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Vaibhav Vaishnav Cowen and Company - Analyst

Jonathan Weber Quad Financial Group - Analyst

Dan Burke Johnson Rice & Company - Analyst

Mark Brown Seaport Global Securities - Analyst

PRESENTATION

Operator

Welcome to the FY16 earnings conference call. My name is John and I'll be your operator for today's call.

(Operator Instructions)

Please note that this conference is being recorded. And now I'll turn the call over to Joe Bennett.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

Thank you John. Good morning everyone. And welcome to Tidewater's fourth quarter and full FY16 earnings results conference call for the period ended March 31, 2016. I'm Joe Bennett, Tidewater's Executive Vice President and Chief Investor Relations Officer. And I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt. Jeff Gorski, our Executive Vice President and Chief Operating Officer. Quinn Fanning, our Executive Vice President and CFO. And Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format following our opening formalities, I'll turn the call over to Jeff for his initial comments to be followed by Quinn's financial review. Jeff will then provide some final wrap up comments and we will then open the call for your questions.

During today's conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company's actual future performance to be materially different from that stated or implied by any comment that we may make during today's conference call.

Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater's most recent form 10-K. With that, I'll turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President and CEO

Thank you, Joe. And good morning to everyone. Yesterday, after the markets close, we reported a net loss for our fourth quarter of FY16, ended March 31, 2016 of $81.8 million, or $1.74 per share, inclusive of two items highlighted in our quarterly earnings press release; an $0.87 per share after-tax, non-cash asset impairment charge; and an $0.18 per share after-tax foreign exchange loss reflected in our equity in net-earnings / loss of unconsolidated companies, related to our joint venture company in Angola. If we adjust our results for these after-tax charges, our loss for the quarter would've been $32.4 million, or $0.69 per common share.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

It's disappointing to report a loss for any quarter or fiscal year, especially since our operating performance was relatively solid, considering this very challenged business environment. We generated a 45% vessel operating margin for the fourth quarter, which compared favorably with our 39% margin a year ago. Our revenues this quarter were 43% below those of the same quarter a year ago. But as you all know, last year was a very different environment for the offshore business. Sequentially, quarter to quarter, our revenues declined 15%, again a reflection of the continued erosion of the global oil service market.

Vessel operating margin is a key metric for measuring operational performance because it captures all of the categories of operating expenses that we can and must control. As we have stated previously, we have no control over oil prices or the corresponding activity levels of our clients. What we can control, within limits, are expenses such as crewing costs, repair and maintenance expenses, and insurance costs. Our 45% vessel operating margin this quarter follows a 41% margin we generated in the December quarter and a 40% margin for each of the September and June quarters.

Given the business environment we have been dealing with for the past year, achieving vessel operating margin at or around 40% speaks to the outstanding job our employees have done in aggressively reducing operating costs in order to mitigate the impact of reduced revenues and in managing our global operations through this downturn. The team has done a good job in reducing G&A as well, and I commend them for their efforts.

Our operating performance for the quarter reflected a continuation of our strong safety record. We ended the quarter in the full fiscal year with zero lost time accidents. This marks the third time in Tidewater's history that we completed a full fiscal year without a lost time accident.

Our total recordable incident ratio or TRIR for the fiscal year ended at .08 per 200,000 man hours worked. Our safety performance in fiscal 2016 is the best in Tidewater's long history, and I want to again thank all our employees for their dedication to operating safely every day.

In addition to being "the right thing to do," our commitment to safety directly impacts our bottom line. We have achieved lower than expected claims costs and we will be paying lower insurance premiums in fiscal 2017. Additionally, working safely improves our vessel on hire time and is a significant part of the value we provide to our clients.

Our safety performance also speaks to the fact that despite the challenging off-shore market, we will not sacrifice any of Tidewater's core values: safety, compliance and quality of service, in what we believe would be a very misguided pursuit of cost reduction. Our adherence to these core values sets Tidewater apart from our competition.

Included in our press release was an update on the status of our discussions with our lenders and noteholders. Like other companies in the energy and energy services business, we are seeking relief from a covenant in our bank facilities and certain note agreements that require us to maintain a 3 to 1 ratio of EBITDA to interest expense.

Our current internal financial forecast indicates that we will not remain in compliance with this interest coverage covenant as early as the end of the first quarter of our fiscal 2017, which ends on June 30, 2016. We would be expected to report whether or not we are in compliance with this covenant concurrent with the announcement of our first-quarter's results in mid August.

As a result, our independent accountant's opinion that accompanies our March 31, 2016 consolidated financial statements includes an explanatory paragraph related to our projected noncompliance with the interest coverage covenant during fiscal 2017 and the resulting doubt that is raised about the Company's ability to continue as a going concern unless and until the Company secures amendments and/or waivers from our lenders and note holders of the minimum 3 to 1 EBITDA to interest coverage covenant, prior to any possible covenant breach.

In addition, certain of our loan agreements require that we receive an unqualified opinion in regards to our fiscal year-end financial statements. So the explanatory paragraph in and of itself, is an event of default under certain of our loan agreements.

We have secured temporary waivers of the audit opinion requirement that provides us with additional time to continue negotiations with our lenders and note holders through August 14, which again, is when we expect to report results for the first quarter of fiscal 2017.

We have been working with our lenders and noteholders to secure the necessary amendments or covenant waivers to our debt arrangements, and to avoid the delivery of an audit opinion without the referenced explanatory paragraph. But the clock of quarterly reporting has prevented us from completing negotiations and securing all the necessary approvals before we were required to file our Form 10-K. The Tidewater Management Team will, of course, continue to engage with our lenders and noteholders to achieve a good outcome within the timeframe of our temporary waiver.

Let me now turn the call over to Quinn to walk you through the financial details of our results, and expand on some of my earlier comments and address our outlook for the near-term. Quinn.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you Jeff. Good morning everyone. As you know, we issued our earnings press release after the market closed yesterday. We plan to file our annual report on Form 10-K through the Edgar Filing Service sometime this afternoon.

As Jeff noted, we reported an adjusted loss per diluted common share of $0.69 for the March quarter. Vessel revenue for the March quarter, at approximately $160 million, was down approximately $33 million, or approximately 15% quarter-over-quarter. Approximately $19 million, or approximately 58%, of the quarter-over-quarter change reflects our stacking of previously active vessels that we expect to be underutilized in the coming quarters.

Lower vessel revenue in the March quarter as a result of the 91 day quarter, was largely offset by lower lost revenue due to fewer vessels that were drydocked. The average active vessel count, at 198 vessels was down 17 vessels quarter-over-quarter.

During the just completed quarter, we stacked 12 previously active vessels. We also reactivated two previously stacked vessels and disposed of three vessels that were stacked at December 31, 2015. As a result, the stacked fleet during the March quarter averaged 73 vessels, and was at 77 vessels at March 31, or up seven vessels from the previous quarter's end, somewhat reflecting a reduced pace of vessel stacking, versus what we have seen in prior quarters.

For reference, vessel revenue for the just completed quarter is down approximately 43% relative to the March quarter of fiscal 2015. Active vessel utilization, at 73%, was down approximately 1 percentage point quarter-over-quarter and average day rates, at approximately $13,700, were off approximately 6% quarter-over-quarter.

Vessel operating costs in the March quarter, at approximately $98 million, were down approximately $27 million, or approximately 22%, quarter-over-quarter. The most significant reductions both in dollar and percentage terms were crew costs, which were down approximately $16 million or approximately 22% quarter-over-quarter. Supplies and fuel costs, and insurance costs, were also down quarter-over-quarter, and repair and maintenance cost were essentially flat quarter-over-quarter, reflecting modest expense related to regulatory drydocks in both the December and March quarters.

Approximately $12 million, or approximately 40%, of the quarter-over-quarter decrease in vessel operating costs relates to our recent stacking of underutilized vessels, and approximately half of that amount relates to crew costs. Of the remaining plus or minus $10 million quarter-over-quarter decrease in crew costs, approximately $5 million related to our reversal expense accruals in regards to our former Venezuelan subsidiary following the February 2016 ruling of the World Bank's ICSID arbitration panel, the details of which were previously disclosed by the Company. Given the uncertainties surrounding the amount and timing of our ultimate collection from the Republic of Venezuela, however, the Company has not recognized any gain associated with the ICSID award, which aggregated $65.7 million at March 31, 2016.

For reference, vessel operating costs were down approximately $100 million, or down approximately 50%, relative to the March quarter of fiscal 2015.

As Jeff noted, vessel level cash operating margin for the March quarter was approximately 45%, which largely reflects stacking and other cost-cutting initiatives designed to mitigate the impact of lower vessel revenue. Excluding the accrual reversals related to our Venezuelan subsidiary, vessel operating margin was approximately 41%.

Total general and administrative expense in the March quarter of approximately $37 million was up approximately $1 million quarter-over-quarter, in part due to higher professional services costs. In addition, the reduction in G&A as a result of downward revaluation of equity-based compensation costs that we saw in previous quarters was not a factor in the March quarter, as our stock price was not materially different on March 31 than it was on the December 31. For reference, G&A for the March quarter fiscal 2016, was down approximately $8 million, or approximately 19%, relative to G&A in the March quarter of fiscal 2015.

Combined OpEx and G&A in the March quarter is down approximately $108 million year-over-year, or approximately $431 million annualized.

CapEx, net of proceeds from asset dispositions and shipyard refunds on canceled contracts, in the March quarter was approximately $30 million.

Remaining payments on six vessels under construction as of March 31, were approximately $68 million, or approximately $37 million when netted against approximately $31 million of remaining amounts due from shipyards at March 31, which assumes Tidewater will not exercise options to accept an additional six vessels that are currently under construction.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Subsequent to the March 31 balance sheet date, we took delivery of one 310 foot, US flagged Deepwater PSV. Payments on this vessel made subsequent to March 31 were approximately $5.5 million, so remaining payments on the five vessels currently under construction is now approximately $62 million, and future CapEx related to ship construction, net of expected shipyard refunds, is now approximately $31 million.

Our current expectation is that we will receive approximately $12 million in shipyard refunds in the current quarter, and approximately $19 million in shipyard refunds in the December quarter, again assuming that we don't exercise the options to accept the six vessels.

In regards to fleet profile and performance, as I mentioned earlier, Tidewater's active fleet averaged 198 vessels in the March quarter. Active Deepwater vessels averaged 69 vessels in the March quarter, and were down 12 vessels quarter-over-quarter.

Active towing supply vessels averaged 87 vessels in the March quarter. And were down four vessels quarter-over-quarter. Active other vessels, which included crew boats and offshore tugs, averaged 41 vessels, and were down two vessels quarter-over-quarter.

As I noted earlier, utilization of the active fleet, at approximately 73%, was down approximately one percentage point quarter-over-quarter. Average day rates, at approximately $13,700, were down approximately $900, or approximately 6%, quarter-over-quarter.

Utilization of active Deepwater vessels in the March quarter was approximately 72%, or up approximately five percentage points quarter-over-quarter. Utilization of active towing supply vessels was approximately 73%, or down approximately three percentage points quarter-over-quarter. Utilization of other vessels was approximately 76%, and was down approximately six percentage points quarter-over-quarter.

Average day rates for Deepwater vessels, at approximately $20,900, were down approximately $1,800, or approximately 8%, quarter-over-quarter. Average day rates for towing supply vessels, at approximately $12,700, were down approximately $650, or about 5%, quarter-over-quarter. Average day rates for the other vessels, at about $4,500 a day, were down $600, or about 13%, quarter-over-quarter.

Looking at our four geographic reporting segments...

The sub-Saharan and African and Europe segment, which accounted for approximately 39% of consolidated fourth-quarter vessel revenue, vessel revenue was off approximately 9% quarter-over-quarter. Average active vessel count in the sub-Saharan Africa and Europe segment, at 90 vessels, was off four vessels quarter-over-quarter. The average active sub-Saharan African fleet, at 84 vessels, was off of four vessels quarter-over-quarter and the average active North Sea fleet, at six vessels, was flat quarter-over-quarter.

Active vessel utilization across the sub-Saharan African and Europe segment, at 75%, was up about one percentage point quarter-over-quarter, and average day rates, at approximately $11,600, were down about $500, or about 4%, quarter-over-quarter.

Within the sub-Saharan Africa and Europe segment, active utilization in sub-Saharan Africa, at approximately 75%, was basically flat quarter-over-quarter.

Active utilization of the North Sea fleet, at approximately 79%, was likewise flat quarter-over-quarter. Average day rates in sub-Saharan Africa and in the North Sea, respectively at $11,500 a day and approximately $12,300 a day, respectively, were down $440 and $950, or about 4% and 7%, respectively.

For the Americas segment, which accounted for approximately 36% of consolidated fourth quarter vessel revenue, vessel revenue was down approximately 16% quarter-over-quarter. The average active fleet in the Americas segment at 50 vessels, was down 11 vessels quarter-over-quarter. Utilization of active vessels in the Americas segment, at approximately 73%, was up about five percentage points quarter-over-quarter.

Average day rates within the Americas segment, at approximately $19,200 a day in the March quarter, were down about 4% quarter-over-quarter.

In the MENA segment, which accounted for approximately 20% of fourth-quarter consolidated vessel revenue, vessel revenue was down about 11% quarter-over-quarter. The active fleet in MENA, at 40 vessels, was down two vessels quarter-over-quarter. Utilization of active vessels in MENA at approximately 72%, was down about four percentage points quarter-over-quarter. Average day rates in MENA, at approximately $13,400 a day in the March quarter, were down about 2% quarter-over-quarter.

In the Asia/PAC region, which accounted for the remaining 5% of fourth-quarter consolidated vessel revenue, vessel revenue was down at about 11% quarter-over-quarter. The active vessel count in Asia/PAC, at 17 vessels, was down one vessel quarter-over-quarter. Utilization of active vessels in Asia/PAC, at approximate 68%, was down about 15 percentage points quarter-over-quarter, and average day rates in Asia/PAC, at approximately $9,300, were down about 30% quarter-over-quarter, largely reflecting our wind up, at least for now, of activity in Australia.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Turning to financing and investment issues, cash flow from operations for the three and 12 months ended March 31 was, respectively, $62 million and $253 million. CFFO for the comparable periods of fiscal 2015 was approximately $83 million and approximately $359 million. At March 31, our net due from affiliate related to our Angolan operations was approximately $151 million, or down approximately $84 million over the preceding 12 month period.

Tidewater's Angolan related cash collections in the fiscal year were approximately $215 million, which is comparable to the $213 million of vessel revenue related to our Angolan operations that we have recognized during the same 12 month period. The Company also received an approximate $15 million dividend from Sonatide during fiscal 2016.

At to non-operating uses of cash, CapEx for the 12 months ended March 31 was approximately $194 million, $57 million of which was funded by proceeds from asset dispositions and the return by shipyards of milestone payments that were previously paid by Tidewater pursuant to canceled vessel construction contracts. Relative to fiscal 2015, CapEx was down approximately $170 million year-over-year.

Total debt and net debt at March 31 was approximately $2.05 billion, and approximately $1.37 billion, respectively. Net debt is down approximately $82 million as of March 31, 2015. Net debt to net book capital at 3-31-16 was approximately 37%, which is unchanged from the previous quarter. Cash at 3-31 was approximately $678 million, and includes the proceeds from our previously reported mid-March draw on our $600 million revolving credit facility.

In closing, I'll just briefly supplement Jeff's comments regarding the status of our discussions with our lenders and noteholders and the audit opinion that we expect to accompany our year-end financial statements. As noted in our press release, at March 31, 2016, we were in compliance with all financial covenants set forth in our bank agreements and note indentures, including the three to one minimum EBIDTA to interest coverage covenant.

Our current internal financial forecast, however, indicates that we may no longer be in compliance with the minimum interest covenant in fiscal 2017. And it is that uncertainty that has triggered the explanatory paragraph that we expect to be included into Deloitte's audit opinion that will be filed with our 10-K later today. The explanatory paragraph included in the audit opinion, in and of itself, is an event of default under our bank loan agreement and the agreements that govern our Troms Offshore subsidiary's loan agreements. The lenders under our bank facility and the Troms Offshore finance parties have granted the Company a limited waiver through August 14, 2016, in regards to the audit opinion-related events of default under their agreements. The temporary nature of these waivers requires the reclassification of otherwise long-term debt as a current liability.

As Jeff indicated, the fact that we are in compliance with all financial covenants at March 31, 2016, and the granting of the temporary waivers in regards to the audit opinion requirements, should provide us with a reasonable amount of time to secure amendments and/or waivers to the existing debt agreements. We will need to certify covenant compliance in regards to the June quarter's results in mid August.

As previously disclosed, such amendments and/or waivers may require the granting of collateral, the accepting of reduced borrowing capacity or our making other concessions. We will also need to successfully harmonize the interest of our lenders and noteholders, recognizing that many traditional capital sources are seeking to reduce exposure to the energy and energy services sectors.

In sum, we have undertaken significant cost reduction initiatives in order to mitigate the impact of lower vessel revenue. As I noted earlier, with the termination of a number of ship construction projects, the CapEx that is required to complete our remaining ship construction projects is relatively modest. These actions, together with our Board's suspension of the Company's common stock dividend and share buyback authorization, should position the Company relatively well to successfully manage through what may be a weaker offshore market through at least calendar 2017. Operationally, our intent is to "live within our means" (i.e., we do not anticipate a need for external financing in order to execute our business plan.)

At present, the Company's capital structure is unsecured. We have no significant scheduled debt maturities until the December of 2017, when we have an approximate $70 million scheduled note maturity.

In regards to our mid-March draw on the revolving credit facility, this was a step that the company took reluctantly. Given the currently challenging operating environment and business outlook, we felt that the draw was a prudent act, designed to bolster our liquidity position and to enhance our financial flexibility. Management's priority in the near- term is to try and negotiate amendments and/or waivers to our debt arrangements that will be acceptable to all stakeholders.

And with that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President and CEO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Thanks Quinn. Our outlook for our industry has become somewhat more optimistic in recent weeks as crude oil prices have been rising. Our optimism, however, is tempered by our understanding of the challenges our customers continue to face and how they are responding.

The increase in oil prices happened so quickly that our customers have had little time to assess whether the new prices are sustainable, warranting their adjustment of their outlook and spending plans. We believe our clients remain focused on completing the organizational adjustments they have made in order to deal with lower oil prices that were expected to last for an extended period of time.

Yes, $50 a barrel of oil is better than $26 in February, however, one shouldn't lose sight of the fact that oil prices today have merely returned to where they were in October and November of last year. The concern is that until oil prices established a plateau sufficiently high and long enough for oil company managers to gain confidence in the recovery that improves their offshore project economics, our market will remain challenged.

What we know is that the physics of the petroleum industry is at work. The inevitable production declines of 3% to 4% annually in conventional reservoirs and 60% to 70% in the unconventionals, coupled with the sharp cut back in global drilling and completion activity, will limit future supply.

Additionally, as usually happens after oil prices have fallen, consumption is rising. In its May monthly oil report, the IEA increased its estimate for oil consumption in the first quarter of 2016, although they haven't yet increased their full-year estimate. As oil supply and demand begins to balance, with supply likely moving into a deficit position, the glut of world oil inventories will begin to ease.

Falling oil inventories will sustain higher oil prices. Unfortunately, it will take time for this scenario to unfold. Given the lag between higher oil prices and the need for more offshore drilling, we would be surprised if our market shows meaningful improvement within the next 24 months.

As managers, we will continue to focus on controlling those things that we can control, vessel operating costs, dry docking expenses, capital expenditures, and our G&A costs. This operating philosophy is part of Tidewater's core disciplines -- outstanding safety performance, attention to maintaining a high standard of compliance and delivering high-quality service every day to our customers. We believe these disciplines help distinguish our operations from those of our competitors, and are important for securing work in the highly competitive marketplace we confront.

We continue working closely with our customers to improve operational efficiencies to help reduce their costs, while hopefully not forcing vessel day rates lower. There will come a point, however, in which we cannot further reduce our day rates without damaging the core values of our Company, something we are not willing to do, and something we do not believe our customers want us to do. They recognize the importance the service industry plays in their offshore operations.

The reality is that everyone is dealing with limited cash flows. As Quinn just explained in fiscal 2016, we did well generating cash from operations and reducing capital expenditures.

Our focus will remain on generating cash while protecting our balance sheet and preserving access to sufficient liquidity. At the same time, we will not yield to the temptation to cut corners with any of our core values of safety, compliance and quality of service.

Tidewater has the largest global footprint in the industry, which provides us the ability to seek out and respond to market improvements wherever they may appear. That flexibility will become increasingly important as the next few years unfold. We have the longest institutional history in this industry, having managed through 60 plus years of ups and downs. We are an experienced management team, from our boat captains and shore-based personnel, on up to the highest levels of management and our Board of Directors.

We are dedicated to doing everything within our control to protect our franchise and to deliver value to our shareholders. Right now, that means operating defensively by reducing cost and closely scrutinizing additional investment in the business. Nonetheless, we are also focused on assuring that we are well-positioned when the cycle turns up, so that we can rapidly grow our market presence, restore our earnings capability, and deliver a better share price and returns to our loyal shareholders.

We are now ready for questions. John if you would open up the line please.

QUESTION AND ANSWER

Operator

(Operator Instructions)

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Vaibhav Vaishnav, Cowen.

Vaibhav Vaishnav - Cowen and Company - Analyst

On the finance side, if the revolver were to be converted into a secured facility would that impact your operations in any way? And how does that impact the other senior notes?

Quinn Fanning - Tidewater Inc. - EVP and CFO

It is difficult to prejudge negotiations that have not been completed, but as we have highlighted over a number of months now, successfully securing amendments to our bank and other credit facilities, we expect will require concessions on part of the Company. Those concessions could include the granting of collateral, the reduction of borrowing capacity, pricing, et cetera.

I think it is important for everybody to understand though that the current capital structure of the company is entirely unsecured. To the extent that we were to grant collateral to any of the existing finance parties, it would be done on a pro rata basis. So, any collateral that is granted, in the example to the bank group, would be shared by the existing senior note holders. And we also have the parent company guarantee that supports the Troms financing, and as a result, the Troms lenders, which is a relatively small part of the capital structure, would likewise be on a pari passu basis.

The bottom line is, currently we're unsecured. We recognize that achieving the amendments that we seek will probably require concessions, which may include collateral, but to the extent that we grant collateral, it would be granted on a pro rata basis across for all intents and purposes, the entire interest-bearing capital structure. Does that answer question?

Vaibhav Vaishnav - Cowen and Company - Analyst

That does, and that's helpful. My follow-up would be just thinking about beyond the covenant amendments or waiver, if you think about delevering the balance sheet, I'm just curious as to how you think about what can be done? And especially given all of the equity issuance that have been taken well by investors what are the thoughts on equity assurance?

Quinn Fanning - Tidewater Inc. - EVP and CFO

We certainly follow very closely to what extent investors are coming back into the oilfield services space. I don't think we would put anything on the table as a primary focus or take anything off the table. Our focus is on securing the amendments and/or waivers to the existing debt arrangements and ultimately continuing to improve upon the company's financial profile.

As is probably obvious from the balance sheet that we filed with our press release, we believe that we have adequate liquidity today. So equity would not necessarily be focused on increasing what is already a large liquidity position, but, I think what we would probably do is let the negotiations with our existing debt providers play out, and as we put that behind us, we will consider all alternatives to improve the Company's financial profile and relative positioning.

Vaibhav Vaishnav - Cowen and Company - Analyst

And last one if I may sneak in. Pretty impressive vessel margins around 45%. Is it fair to say that that is where it is a line drawn in the sand? That we would try to manage the vessel margins around that level? And stack accordingly?

Quinn Fanning - Tidewater Inc. - EVP and CFO

No, we have worked very hard as a company to mitigate the reality of lower revenue. As Jeff highlighted, there are certain lines that we can't go beyond, and we're not going to compromise safety, compliance or the high level of service that our customers have come to expect from the Tidewater franchise.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

We have lifted every rock, and we will continue to do so to try and streamline the operations and reduce costs. But, I wouldn't say there is anything magical about 40%. 40% is what we have been able to achieve by responding to the current revenue reality, but to suggest a certain margin as a line in the sand artificially pretends to know what future day rates will be. And we do not know the answer to that. Again, we will optimize margins within the constraints that Jeff has outlined.

Vaibhav Vaishnav - Cowen and Company - Analyst

That is helpful. Thank you for your time.

Operator

Jonathan Weber, Quad Financial Group.

Jonathan Weber - Quad Financial Group - Analyst

Hi, thank you for taking my call. I have four questions. What is the cost to stack the 77 vessels annually? What is the value to sell all 77 stacked vessels versus scrapping the stacked vessels? And will you consider moving the stacked vessels to raise more liquidity to be able to pay off all outstanding liabilities?

Thank you.

Quinn Fanning - Tidewater Inc. - EVP and CFO

The cost to stack what is currently 77 vessels, while it is not consistent across the stacked fleet, because we have different locations at which we stack. And in some cases we have fewer, and in some places we have more vessels, which create certain scale-based economies. What we have tried to highlight is that we're not taking what, in many cases, is very new equipment and putting it up in the grass and hoping for the best. And as a result our stacked cost may be higher than some of our competitors, who may not be approaching their stacked fleet in the same way.

We call it "smart stacking." I think the phrase has been used by some of the rig owners as well. But importantly, our expectation is that those vessels will be well-positioned to return to market when the demand supports it. The bottom line is that our stacked costs run about $1000, plus or minus, per day per vessel. So you can do the math on that, depending upon your expectations in terms of the trend and the stacked fleet. So that is the cost to maintain the stacked fleet.

The value of those vessels and in disposition scenario, I guess at the end of the day requires a buyer and a price, and the ability to write a check. Our sense today is that bid for OSVs is relatively weak today, but I wouldn't say that we are precluding the disposition of vessels, either as part of a high grading exercise or to generate liquidity, which as you would suspect, would be primarily focused on reducing outstanding debt.

We have no specific plan to sell the 77 vessels, or any other vessels that are in stack. That said, I would highlight that over a decade or so, we've consistently sold 10 to 15 vessels per quarter. We continue to sell largely the smaller, lower book value vessels, while maintaining the higher spec, bigger vessels. It is also worth noting that much of what we sell tends to be outside the oil and gas market, whether it is Caribbean cargo trade, Nigerian security or whatever. And we have done that over many, many years successfully.

The fact of the matter is, there is not a lot of demand for these ships in the oil and gas space, and we're not looking to do a fire sale, I guess is the punch line.

Jeff Platt - Tidewater Inc. - President and CEO

The other thing too, is the vessels in the stacked fleet comprises probably 65 new vessels, 64 or 65 new vessels. So these are not older pieces of equipment. This is good equipment that ultimately will be returning to work, hopefully as the market improves. Did that answer question?

Did that answer the four questions?

Jonathan Weber - Quad Financial Group - Analyst

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Yes. Thank you.

Jeff Platt - Tidewater Inc. - President and CEO

Thank you.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

Hi, Daniel

Dan Burke - Johnson Rice & Company - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc. - President and CEO

Hi, Dan.

Operator

Dan Burke, Johnson Rice.

Dan Burke - Johnson Rice & Company - Analyst

Good morning. There was a small piece of the last question I wanted to follow-up on. Will you all consider any scrapping of stacked assets? And then also, what is the book value of the stacked fleet? Can we get that?

Jeff Platt - Tidewater Inc. - President and CEO

I will answer the second of the first part first. Again as I just said, most of that fleet, the larger percentage of it is newer equipment, so I'm not sure that scrapping makes sense. And no, we do not have an intention to start scrapping new equipment. There is still some older ships that are part of that, and very much we look at the way to dispose of that properly, and scrapping might be the ultimate end.

Quinn Fanning - Tidewater Inc. - EVP and CFO

To your other question. The carrying value as of March 31 of the vessels in stack as of March 31, was approximately $785 million, or approximately $12.3 million per vessel. A lot gets lost in the averages, but that's the average for the 77.

Jeff Platt - Tidewater Inc. - President and CEO

The new fleet, the 65 or the 64 that I referenced of the stacked fleet, the average age of that is probably right around eight years, to give you an idea what that fleet looks like.

Dan Burke - Johnson Rice & Company - Analyst

Okay, that is helpful.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Quinn Fanning - Tidewater Inc. - EVP and CFO

I think we highlighted on the last call we had two vessels that were delivered from yards and into the stacked fleet based on the available demand for those vessels

Dan Burke - Johnson Rice & Company - Analyst

Okay. That is helpful. Just from on the fundamental side, Quinn you had alluded to a little bit of deceleration in the case of stacking. What if anything drove that in the just concluded quarter? Any reason to anticipate that slower pace of stacking is sustainable?

Quinn Fanning - Tidewater Inc. - EVP and CFO

It is tough to speculate as to the trend of stacking. Ours is not a market that has multi-quarter visibility typically, and even less so in the market that has excess capacity, because the motivation for customers to grab a vessel because they are concerned about not getting one is reduced. But no, obviously, I think as we have articulated in previous calls or at investor forums, we have a strategy which is designed to try and maintain economic utilization of the vessels that we are marketing or operating. And that is typically plus 70%.

So there is an overall global demand, which I think we are probably more exposed to than any company, given our operating footprint, that generates a certain amount of vessels demand for the market. We get whatever share we get. And many cases historically, we have gotten probably more than our historical through-cycle market share in a weaker market because of operating footprint, the nature of our customers, counter-party risks, et cetera.

But the swing factor that we are managing is what we stack or what we reactivate on a global basis and by geographies in order to sustain that 70% plus utilization where we think we can actually make reasonable cash operating margins, probably not reasonable returns on capital today, but that has been deemphasized as a financial priority. Is that responsive?

Dan Burke - Johnson Rice & Company - Analyst

That is. And the last one and a quick one. It was my understanding, and I think you alluded to earlier. To be clear, if you are collateralize any portion of the debt, essentially all of the debt including all of the senior notes would be collateralized. Correct?

Quinn Fanning - Tidewater Inc. - EVP and CFO

That is our expectation.

Dan Burke - Johnson Rice & Company - Analyst

Okay. I appreciate the time. Thank you.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you.

Operator

Mark Brown, Seaport Global Securities.

Jeff Platt - Tidewater Inc. - President and CEO

Hi, Mark

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

Mark Brown - Seaport Global Securities - Analyst

Thank you. How are you doing?

I just wanted to ask, given your macro outlook seemed fairly conservative, I think you said 24 months, you would not expect a meaningful improvement in the market. And I just wanted to check, if oil prices were to go to $65 by the end of this year, would you still hold to that to view? And is it just a question of there is just too much supply that is on contract that has to get worked through before we can expect to see any kind of a recovery?

Jeff Platt - Tidewater Inc. - President and CEO

Mark, once the price of oil goes back up it has got to be there for a period of time that our clients feel that it is sustainable. Again, getting back to $65 I think there is more support for that today than there was a month ago, that it might get there.

In this market, I think taking the conservative approach to it is the right thing to do. But there is no doubt that we have certainly the demand side, rig counts have fallen from a high of around 720, offshore working rigs on a worldwide basis to somewhere, it seems to have bottomed, right at about the 500. It's been bouncing around the high 490's to 500 and that is where it is currently as of a week ago.

That number needs to start climbing up. And at the same time, there is no doubt that there is still another 350 OSVs under construction that have yet to be delivered. Not to say that's all of those will make it into the market. In fact, I think there is probably a fairly high percentage of those that never will come into the market to compete.

So again, when you look through all of that I think that all factors in to what we think how the market will unfold. I hope we're wrong to the more conservative side. We will certainly welcome it. But again, we can react quickly when it does. But I think taking a little longer bent to it is the prudent thing to do.

Mark Brown - Seaport Global Securities - Analyst

That is great color Jeff.

I had another question on one of your line items is equity in net losses of unconsolidated companies. I think that includes the carrying value of your Sonatide joint venture. Can you just explain why that was negative $6.5 million for the quarter?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Yes. The P&L line item, which is what you are referring to, which is the equity in net earnings / losses of unconsolidated companies, is our 49% share of the joint ventures' net earnings for the period, which was a net loss, largely as Jeff highlighted, as a result of the devaluation of the Angolan kwanza and the resulting revaluation of the kwanza-denominated bank balances that are maintained by the joint venture, which is not part of our consolidated financials.

To your other question, which is the carrying value of the joint venture, I believe our carrying value of Sonatide, which is one of the tables in the K is in the mid-$30 million area. And obviously, that has been adjusted quarter-by-quarter for our share of earnings or losses since the formation of the joint venture...and any distributions.

Mark Brown - Seaport Global Securities - Analyst

Okay. I had one other question.

You are talking about your unwind from Australia and there is some demand in Australia. I was just curious if there were local content cabotage type issues, barriers for you. Or you just there just wasn't enough work to have a critical mass of vessels in that region?

Jeff Platt - Tidewater Inc. - President and CEO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 26, 2016 / 03:00PM GMT, TDW - Q4 2016 Tidewater Inc Earnings Call

It is the amount of work that is there. That is a very high cost area. You have the local labor cost is very high. At the end of the day, it is just a windup of some big projects related a lot to the LNG and some other drilling projects. But it is more, again the lack of new opportunity. We can certainly go back into Australia relatively quickly. But it is a high operating cost area at the end of the day.

The cabotage side, there really is not a cabotage issue, as with Jones Act or some of the other countries we operate in. You do have the crewing issue with the Australian labor unions. And it is pretty expensive at the end of the day.

Quinn Fanning - Tidewater Inc. - EVP and CFO

So we were really not able to move our cost structure as we have in other areas, to respond to the lower revenue, which is in part a function of a number of projects coming to conclusion and part a function of weak day rates. But, we have been able to move labor cost down in most jurisdictions. Those where there is strong union presence, it makes it more difficult.

Mark Brown - Seaport Global Securities - Analyst

Thank you very much.

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you, Mark.

Operator

We have no further questions at this time.

Joe Bennett - Tidewater Inc. - EVP and Chief IR Officer

John, thank you for hosting us today. We appreciate everyone's involvement in this call. And we hope everyone has a great day. Thank you very much.

Operator

Thank you ladies and gentlemen. This concludes today's conference. Thank you for participating and you may now disconnect.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2016 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.